Exhibit 99.22

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP WILL NO LONGER
PARTICIPATE IN THE EXPEDIA PREFERRED PARTNER PROGRAM

Tulsa, Oklahoma, April 5, 2005:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, will no longer participate in the Expedia Preferred Partner Program, effective May 1, 2005. The Preferred Partner Program provides participating rental car suppliers the opportunity to prominently market their products on the Expedia travel Web site. In 2004, Expedia-generated rentals represented approximately 7 percent of DTG’s total revenue. Dollar and Thrifty are continuing discussions with Expedia regarding participation on the Expedia travel Web site.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 1,600 corporate and franchised worldwide locations including over 800 in the United States and Canada. The Dollar or Thrifty brands operate in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company's more than 8,300 employees are located mainly in North America, but global service capabilities exist through an ever expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future

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DTG

performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.